UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 7, 2013

GSE Holding, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-35382	77-0619069
(Commission File Number)	(IRS Employer Identification No.)

19103 Gundle Road, Houston, TX	77073
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 443-8564

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2012, the Board of Directors of GSE Holding, Inc. (the “Company”) appointed J. Michael Kirksey as the Company’s Executive Vice President and Chief Financial Officer effective as of January 7, 2013 (the “Effective Date”).

Prior to joining the Company, Mr. Kirksey, 57, was the Executive Vice President and Chief Financial Officer for Endeavour International Corporation from 2007 – 2012.  Prior to that, he was the Chief Financial Officer at SIRVA, Inc. from 2006 – 2007.

In connection with the appointment of Mr. Kirksey as its Executive Vice President and Chief Financial Officer, the Company entered into an offer letter agreement with Mr. Kirksey.  The letter agreement provides for “at will” employment with an annual salary of $360,000, participation in the Company’s 2013 management bonus plan with a potential bonus equal to 100% of base salary, and entry into a change of control and retention agreement in the form used by the Company for its executive officers providing for severance in the amount equal to one year’s base salary in the event of a termination without cause.  On the Effective Date, Mr. Kirksey will be awarded restricted shares valued at 50% of his base salary.  The shares will vest in three equal installments on the first, second and third anniversaries of the grant date, subject to acceleration upon the occurrence of a change in control with respect to the Company.  The foregoing description of the restricted stock agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the revised form of Restricted Stock Agreement for executive officers, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

A copy of the Company’s press release relating to Mr. Kirksey’s appointment is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.  Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Form of Restricted Stock Agreement
99.1	Press Release of GSE Holding, Inc. dated January 7, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2013
GSE HOLDING, INC.

/s/ Mark A. Whitney
By: Mark A. Whitney Title: Vice President, General Counsel and Secretary